Exhibit 77K

Accountant's Letter

May 30, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Sub-Item 77K in Dividend Capital Realty Income Allocation Fund's (the "Fund") Form N-SAR dated May 30, 2007 and the section entitled "Change in the Fund's Independent Registered Public Accounting Firm" in the Fund's Semi-Annual Report to Shareholders included in the Fund's Form N-CSR to be filed with the Securities and Exchange Commission on or around June 6, 2007, and we agree with the statements made therein included in the first four paragraphs. We have no basis to agree or disagree with the statements made in the fifth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP